Exhibit 99.1

MEDIA CONTACT:	INVESTOR CONTACT:

Gerard Laurain	Jim Polson:
(312) 384-8041	1-866-268-4744

Court Issues Order Construing Disputed Terms in Neutral Tandem

Patent Infringement Case

CHICAGO, January 27, 2010—Neutral Tandem, Inc. (NASDAQ: TNDM) announced today that the United States District Court for the Northern District of Illinois issued an order construing disputed terms of Neutral Tandem’s patent in Neutral Tandem’s patent infringement case against Peerless Network. The court adopted the constructions proposed by Neutral Tandem for each of the terms construed in the order. The court stated that a written opinion would follow.

As previously disclosed, on June 12, 2008, Neutral Tandem commenced a patent infringement action against Peerless Network, LLC, Peerless Network of Illinois, LLC and John Barnicle in the United States District Court for the Northern District of Illinois to enforce the company’s U.S. Patent No. 7,123,708, Neutral Tandem, Inc. v Peerless Networks, LLC, Peerless Networks of Illinois, LLC and John Barnicle, 08 CV 3402. On July 28, 2008, the defendants filed a response to Neutral Tandem’s complaint denying liability and asserting various affirmative defenses and counterclaims. On August 25, 2009, Neutral Tandem filed a motion for preliminary relief seeking to enjoin Peerless Network, LLC and Peerless Network of Illinois, LLC from providing certain tandem transit services.

“We are pleased the court adopted our construction of the disputed terms of the patent,” said Rian Wren, Neutral Tandem’s chief executive officer. “As this matter moves forward, we will continue to vigorously pursue our intellectual property claims.”

The court has not ruled on Neutral Tandem’s motion for preliminary injunctive relief, and is not required to do so by any specific date. The full trial is currently scheduled to be held in the fall of 2010.

Cautions Concerning Forward Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. The words “seeking,” “asserts,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,”

“intends,” “may,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are based upon assumptions about future events that may not prove to be accurate. These statements are not guarantees of future performance or events and involve risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak to events only as of the date they are made and Neutral Tandem undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Specific factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, Neutral Tandem’s ability to successfully enforce its patent and protect the proprietary methods, technologies and other intellectual property rights related to Neutral Tandem’s patent, and other important factors disclosed previously and from time to time in Neutral Tandem’s filings with the Securities and Exchange Commission, particularly in the “Risk Factors” section of Neutral Tandem’s Annual Report on Form 10-K for the period ended December 31, 2008 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009, as such Risk Factors may be updated from time to time in subsequent reports.

About Neutral Tandem, Inc.

Headquartered in Chicago, Neutral Tandem, Inc. is a leading provider of tandem interconnection services to wireless, wireline, cable and broadband telephony companies. Neutral Tandem’s solutions build redundancy, security and operational efficiencies into the nation’s telecommunications infrastructure. As of September 30, 2009, Neutral Tandem was capable of connecting approximately 465 million telephone numbers assigned to carriers. Telephone numbers assigned to a carrier may not necessarily be assigned to, and in use by, an end user. Please visit Neutral Tandem’s website at: www.neutraltandem.com.

###